Exhibit 99.1

Revolutionary Beverage that Reduces Blood Alcohol Content Safety Shot partners with BM distributors to expand market presence in Las Vegas

The Partnership Aims to Grow Market Reach In the Region and Enhance Accessibility

JUPITER, FL, May 30, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company), announced today its strategic partnership with BM Distributors, a prominent Las Vegas-based beverage distribution company. This collaboration aims to leverage BM Distributors’ extensive industry experience and local market knowledge to enhance the availability and reach of Safety Shot products across the Las Vegas area.

Safety Shot is a first-of-its-kind functional beverage crafted with Essential B vitamins, antioxidants, electrolytes, and nootropics designed to rapidly rehydrate, boost mental clarity, energy and overall mood. Disrupting the industry and creating a category of one, Safety Shot is the world’s first beverage to reduce blood alcohol content by supporting its metabolism in as little as 30 minutes.

The Safety Shot and BM Distributors partnership will provide wider access to this revolutionary, patented formula for premier hangover support that redefines the nightlife experience and compliments the Las Vegas consumer market. Through the partnership, BM Distributors will utilize their established relationships to support Safety Shot in expanding its market share in the city. By leveraging these connections, Safety Shot products will be readily available to consumers, thereby promoting responsible drinking practices and enhancing consumer health.

“We are excited to be joining forces with BM Distributors, a partnership that will significantly drive Safety Shot’s growth by leveraging BM’s extensive local market knowledge and strong relationships with key decision-makers,” said Safety Shot’s Chief Revenue Officer, Josh Wagner. “Together, we are confident that we can reach a core tourism audience that will truly reap the benefits of our product and enhance their experience in Las Vegas.”

BM Distributors, a minority woman-owned and family-oriented business, has deep roots and strong relationships in the Las Vegas community. Safety Shot will be working closely with BM CFO San Jenkins, a seasoned professional with 30 years of experience in the marketplace. Jenkins brings a thorough understanding of customer preferences, supply chain management, and quality service, enhanced by his background as a former Las Vegas casino executive.

Safety Shot and BM Distributors are aligned in their values and committed to prioritizing consumer health and encouraging responsible drinking habits. Together, they are well-positioned to facilitate the placement and availability of Safety Shot in stores throughout the region and aim to make a positive impact on the community by providing products that align with these principles.

For more information, visit www.drinksafetyshot.com.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com